Exhibit 10.3
Note: Mr. Ruhlman’s restricted stock agreement does not include the three year time-based cliff vesting provision because the entire award is subject to vesting based upon the Company’s performance.)
PREFORMED LINE PRODUCTS COMPANY
LONG TERM INCENTIVE PLAN OF 2008
RESTRICTED STOCK AWARD AGREEMENT
THIS RESTRICTED STOCK AWARD AGREEMENT (“Agreement”) is dated as of  _____, 20_____, (being the grant date of this restricted stock award), between Preformed Line Products Company, an Ohio corporation (“Company”), and  _____  (“Participant”).
WHEREAS, the Company maintains the Preformed Line Products Company Long Term Incentive Plan of 2008 (the “Plan”) for the purpose of (i) motivating key personnel by means of incentive compensation, (ii) furthering the alignment of interests of participants with those of the stockholders of the Company through ownership and performance of the common stock of the Company, and (iii) permitting the Company to attract and retain key personnel and directors whose judgment is important to the successful conduct of the business of the Company; and
WHEREAS, pursuant to the terms of the Plan, the Compensation Committee may grant restricted stock awards to key personnel of the Company and its subsidiaries and non-employee directors of the Company; and
WHEREAS, pursuant to the terms of the Plan, the Compensation Committee may grant awards that are not intended to be Qualified Performance-Based Awards, as defined under the Plan, by expressing such intention in this Agreement; and
WHEREAS, pursuant to the terms of the Plan, the terms, conditions and restrictions of each restricted stock award are to be set forth in an award agreement; and
WHEREAS, the Compensation Committee has determined that it is appropriate to grant Participant a restricted stock award of  _____  shares of the common stock of the Company (as comprised of two separate mutually exclusive parts, Award I and Award II, as set forth below; the “Restricted Stock”) under the Plan on the terms, conditions and restrictions provided in this Agreement.
NOW, THEREFORE, the Company and the Participant agree as follows:
1. Agreement and Plan Govern Restricted Stock.
The Restricted Stock is in all respects subject to the terms, conditions and provisions of this Agreement and the Plan.

2. Vesting.
Until no longer subject to substantial risk of forfeiture (vested) (the “Vesting Date”) in accordance with the schedule and/or performance criteria set forth below, the Restricted Stock may not be sold, exchanged, transferred, pledged, hypothecated, assigned, disposed of or otherwise encumbered, whether voluntarily, involuntarily or by operation of law, and will be forfeited to the Company if the Participant voluntarily terminates his employment with the Company; provided, however, the Compensation Committee of the Board of Directors (the “Committee”), in its sole discretion, may modify the terms of this grant at any time. Any attempted sale, exchange, transfer, pledge, hypothecation, assignment, disposition or encumbrance of such Restricted Stock in violation of this Agreement shall be void and of no effect and the Company shall have the right to disregard the same on its books and records. The certificate or certificates representing the Restricted Stock will bear a legend evidencing the restrictions contained herein. The period between the grant date under this Agreement and the Vesting Date shall be referred to as the “Restriction Period.”
The Restricted Stock shall vest (become no longer subject to a substantial risk of forfeiture) in the amounts and on the dates set forth below:

Award I — Time-Based Vesting

Vesting Date	Number of Shares Vesting

[insert date]

Award II — Performance and Time-Based Vesting

Vesting Date	Maximum Number of Shares that May Vest

[insert date]
Subject to the achievement of the performance goals of at least five percent (5%) Growth in Pretax Income (Compounded Annually) and three percent (3%) Sales Growth Percentage (Compounded Annually), Award II shall vest in a percentage determined under the following formula:
X = Sales Growth Percentage (Compounded Annually)
Y = Percentage Growth in Pretax Income (Compounded Annually)
Z = Applicable Vesting Percentage for Restricted Stock under Award II

For Values of X and Y in Ranges Indicated	Applicable Vesting Formula

X < 3 OR Y < 5	Z = 0

3 < X < 5 AND 5 < Y < 7	Z = 25 + 6.25(X – 3) + 6.25(Y – 5)

3 < X < 5 AND 7 < Y < 10	Z = 37.5 + 6.25(X – 3) + 8.333(Y – 7)

3 < X < 5 AND Y > 10	Z = 37.5 + 6.25(X – 3) + 25

5 < X < 10 AND 5 < Y < 7	Z = 37.5 + 5(X – 5) + 6.25(Y – 5)

5 < X < 10 AND 7 < Y < 10	Z = 50 + 5(X – 5) + 8.333(Y – 7)

5 < X < 10 AND Y > 10	Z = 50 + 5(X – 5) + 25

X > 10 AND 5 < Y < 7	Z = 37.5 + 25 + 6.25(Y – 5)

X > 10 AND 7 < Y < 10	Z = 50 + 25 + 8.333(Y – 7)

X > 10 AND Y > 10	Z = 100
Following the application of the formula described above, all remaining unvested Restricted Stock shall be forfeited.

3. Rights Relating to Restricted Stock.
The Restricted Stock shall constitute issued and outstanding shares of common stock of the Company and will be issued in the name of the Participant. The Company’s transfer agent and/or share transfer records will show the Participant as the owner of record of the Restricted Shares. Except as otherwise provided in this Agreement, the Participant will have all the rights of a shareholder of the Company, including the right to vote. In the event that dividends are paid by the Company with respect to its common stock prior to such time as the Restricted Stock has vested in accordance with this Agreement, unless otherwise determined by the Committee to avoid adverse taxation under Section 409A of the Internal Revenue Code (the “Code”), (A) cash dividends on the class or series of common stock of the Restricted Stock shall be reinvested in additional Restricted Stock and held subject to the same vesting requirements applicable to the underlying Restricted Stock, and (B) subject to any adjustment pursuant to Section 3(c) of the Plan, dividends payable in common stock shall be paid in the form of Restricted Stock of the same class as the common stock with which such dividend was paid and held subject to the same vesting requirements applicable to the underlying Restricted Stock. In the event that there is a Corporate Transaction (as defined in the Plan), such shares or securities received by the Participant shall be subject to the substitutions or adjustments in accordance with Section 3(c) of the Plan.
4. Issuance of Stock Certificate.
Shares of Restricted Stock are actual Shares issued to a Participant, subject to stated restrictions on transferability and subject to forfeiture, and shall be evidenced in such manner as the Committee may deem appropriate, including book-entry registration or issuance of one or more stock certificates. Any certificate issued in respect of Restricted Stock shall be registered in the name of the applicable Participant and shall bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Award, substantially in the following form (or such other form as the Committee may prescribe):
The transferability of this certificate and the shares of stock represented hereby are subject to the terms and conditions (including forfeiture) of the Preformed Line Products Company Long Term Incentive Plan of 2008 and a related Award Agreement. Copies of such Plan and Agreement are on file at the offices of Preformed Line Products Company, 660 Beta Drive, Mayfield Village, Ohio 44143.
Such stock certificate shall be held by the Company (or its designated agent) on behalf of the Participant, along with a related stock power signed in blank, until such time as the Restricted Stock has vested or is forfeited, in whole or in part, in accordance with this Agreement. Upon the satisfaction of any applicable Performance Goals, and/or at the Vesting Date, assuming that the Restriction Period expires without a prior forfeiture of the shares of Restricted Stock for which legended certificates have been issued, unlegended certificates (i.e., bearing only those legends which may appear on Common Stock certificates) for such vested shares shall be delivered to the Participant upon surrender of the legended certificates.

5. Accelerated Vesting Upon Change in Control, Retirement, Death, Disability.
Notwithstanding anything to the contrary in this Agreement, the Restricted Stock awarded to the Participant hereunder shall no longer be subject to a substantial risk of forfeiture and shall immediately vest in the Participant and unlegended certificates representing the Restricted Stock shall be delivered to the Participant or the Participant’s estate, as the case may be, upon the occurrence of the following:
(a)	Retirement, Death, Disability.

In the event that the Participant ceases to be employed by the Company or any of its subsidiaries or ceases to be a non-employee director of the Company, in either case due to Retirement (as defined in the Plan), death or Disability (as defined in the Plan) prior to the end of the Restriction Period, a pro rata number of shares of the Restricted Stock shall remain eligible for vesting at the end of the Restriction Period, such pro rata number to be measured by the number of days in the period commencing with the date of this grant and ending on the date of Retirement, death or Disability as compared to the number of days in the period commencing with the date of this grant and ending on the last day of the Restriction Period, with any fractional share rounded down to the nearest whole number. The provisions of this Agreement, including those provisions relating to vesting only upon attainment of the Performance Targets at the end of the Restriction Period, shall continue to apply to such pro rata number of shares. The balance of Restricted Stock granted pursuant to this Agreement and not subject to pro rata eligibility pursuant to this Section 5 shall be forfeited without compensation or other consideration.

(b)	Change in Control.

Upon a Change in Control (as defined in the Plan) of the Company prior to the end of the Restriction Period, vesting of the Restricted Stock subject to this Agreement shall be accelerated in accordance with the provisions of Section 8 of the Plan, assuming the Participant is employed by the Company or any of its subsidiaries or is a non-employee director of the Company at the time of such Change in Control.

Notwithstanding the foregoing to the contrary, Award II shall only vest at the conclusion of the Performance Period. Upon a Participant’s Termination of Employment (as defined in the Plan) for reasons other than for Retirement (as defined in the Plan), death or Disability (as defined in the Plan), the Participant shall forfeit to the Company, without compensation or any other consideration, all Restricted Stock that is granted pursuant to this Agreement.
6. Adjustment of Restricted Stock.
On any change in the number or kind of outstanding common shares of the Company by reason of a recapitalization, merger, consolidation, reorganization, separation, liquidation, share split, share dividend, combination of shares or any other change in the corporate structure or Common Shares of the Company, the Company, by action of the Committee, is empowered to make such adjustment, if any, in the number and kind of shares of Restricted Stock subject to this Agreement as it considers appropriate for the protection of the Company and of the Participant.

7. Tax Provision.
No later than the date as of which an amount first becomes includible in the gross income of a Participant for federal, state, local or foreign income or employment or other tax purposes with respect to the Restricted Stock, such Participant shall pay to the Company, or make arrangements satisfactory to the Company regarding the payment of, any federal, state, local or foreign taxes of any kind required by law to be withheld with respect to such amount. Unless otherwise determined by the Company, withholding obligations may be settled with Common Stock, including Common Stock that is part of the Restricted Stock that gives rise to the withholding requirement, having a Fair Market Value (as defined in the Plan) on the date of withholding equal to the minimum amount (and not any greater amount) required to be withheld for tax purposes, all in accordance with such procedures as the Committee establishes. The obligations of the Company shall be conditional on such payment or arrangements, and the Company shall, to the extent permitted by law, have the right to deduct any such taxes from any payment otherwise due to such Participant. The Committee may establish such procedures as it deems appropriate, including making irrevocable elections, for the settlement of withholding obligations with Common Stock.
8. Special Incentive Compensation.
The Participant agrees that the award of the Restricted Stock under the Agreement is special incentive compensation and that it, as well as any dividends paid thereon (even if treated as compensation for tax purposes) and any other property received on account of such Restricted Stock will not be taken into account as “salary” or “compensation” or “bonus” in determining the amount of any payment under any pension, retirement or profit-sharing plan of the Company or any life insurance, disability or other benefit plan of the Company.
9. Compensation Committee Certification.
Notwithstanding any other provision of this Agreement to the contrary, no portion of Award II shall vest or be paid until the Committee has certified that the respective Performance Goals as well as any other material terms of the Plan and this Agreement have been satisfied. To the extent that the foregoing requirement is not satisfied, no portion of Award II shall vest or be paid. Notwithstanding the foregoing to the contrary, the Committee does not intend this Agreement and the award of Restricted Stock hereby to constitute a Qualified Performance-Based Award (as such term is defined under the Plan).
10. Relationship to the Plan.
This Agreement is subject to the terms of the Plan and any related administrative policies or procedures adopted by the Company. If there is any inconsistency between this Agreement and the Plan or any such administrative policies or procedures, the Plan and the policies or procedures, in that order, shall govern.

11. No Effect on Employment Relationship.
Neither this Agreement, nor the Plan, shall constitute a contract of employment, and shall not confer upon any employee any right to continued employment or service, nor shall it interfere in any way with the right of the Company or any Subsidiary to terminate the employment of any employee or service of any independent contractor, at any time.
12. Transferability; Binding Effect.
The rights of the Participant under this Agreement shall not be transferable except, in the event of death, by will or by the laws of descent and distribution. Subject to the provisions of the Plan, this Agreement shall inure to the benefit of and be binding upon the Participant and the Company and their respective heirs, legal representatives, successors and assigns.
13. Amendment.
No amendment, modification, waiver or release of or under this Agreement will be effective unless evidenced by an instrument in writing signed by each of the Company and the Participant.
14. Governing Law.
The Plan, this Agreement and all awards made and actions taken hereunder shall be governed by and construed in accordance with federal law and the laws of the State of Ohio, without reference to principles of conflict of laws. The captions herein are not part of the provisions hereof and shall have no force or effect.
IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

Preformed Line Products Company	Participant

By:	By:

Title:	Date:

Date: